October 18, 2007 FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.54 Per Share

Financial Highlights for the Quarter and First Nine Months of 2007:

    Loans increased $93 million, or 5%, from December 31, 2006.
    Total deposits (excluding brokered and national certificates of deposit) increased $156 million, or 17%, from December 31, 2006.
    Net interest income increased 0.3% in the third quarter, and increased 4% for the first nine months of 2007 over the comparable periods in 2006. Third quarter 2007 net interest income was adversely impacted due to the reversal of $659,000 of interest income on non-performing assets.
    Non-interest expense increased 8% compared to the third quarter 2006, and increased 5% in the nine months ended September 30, 2007 compared to the same period in 2006. Three items primarily contributed to third quarter expense growth: FDIC premiums ($243,000), the St. Louis travel company acquisition ($360,000), and three new banking centers added in the last year ($153,000). These items totaled 6.1% of the total 8% expense growth for the third quarter as compared to a year earlier.
    Non-interest income rose 7% in the third quarter, and rose 4% for the first nine months of 2007 over the comparable periods in 2006. Commission revenue from investment, insurance and travel divisions increased 22% in the third quarter and rose 9% for the first nine months of 2007 compared to the same periods in 2006.

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended September 30, 2007, were $.54 per diluted share ($7.3 million) compared to the $.58 per diluted share ($8.0 million) the Company earned during the same quarter in the prior year. The effects of the Company's hedge accounting entries recorded decreased earnings for the quarter ended September 30, 2007, by $44,000 and increased earnings for the quarter ended September 30, 2006, by $78,000. Earnings for the third quarter 2007 were impacted by the items noted above in the "Financial Highlights" section.

Preliminary earnings for the nine months ended September 30, 2007, were $1.67 per diluted share ($22.9 million) compared to the $1.65 per diluted share ($22.8 million) the Company earned during the same period in the prior year. The effects of the Company's hedge accounting entries recorded increased earnings for the nine months ended September 30, 2007, by $233,000 and decreased earnings for the nine months ended September 30, 2006, by $248,000.

"Despite the challenging operating environment, growth in loans and core deposits continued at a healthy pace in the third quarter," said Great Southern President and CEO Joseph W. Turner. "Non-performing assets increased during the third quarter, and we continue to be diligent in resolving these credit issues. A portion of these problem credits are residential construction and development loans. These loans were not made to subprime consumers, nor has Great Southern ever participated in making loans to subprime consumers, which has caused well-publicized market disruptions in our country. In addition, we transferred several non-performing assets to foreclosed assets giving the Company the ability to judiciously manage the liquidation of the assets.

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"Net interest income for the third quarter was relatively flat due to two primary contributors: the reversal of interest income related to non-performing assets, and the rise in LIBOR interest rates causing an increase in some of our funding costs. Non-interest income rose primarily as a result of increases in commission revenue from our travel, investment and insurance divisions. Non-interest expenses were up largely because of new FDIC insurance premiums, and continued growth of our Company."

For the three months ended September 30, 2007, return on average equity (ROAE) was 15.75%; return on average assets (ROAA) was 1.24%; and net interest margin (NIM) was 3.20%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by three basis points (from 3.23%).

For the nine months ended September 30, 2007, return on average equity (ROAE) was 16.57%; return on average assets (ROAA) was 1.31%; and net interest margin (NIM) was 3.28%. The non-cash amortization of the prepaid broker fee to originate certificates of deposit (which was recorded as part of the accounting change in 2005) reduced net interest margin by four basis points (from 3.32%).

Stockholders' equity at September 30, 2007, was $186.2 million (7.8% of total assets), equivalent to a book value of $13.79 per share.

Selected Financial Data and Non-GAAP Reconciliation:
 (Dollars in thousands)

	Three Months Ended September 30, 2007			Nine Months Ended September 30, 2007
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,932	$ (206)	$18,138	$53,606	$ (649)	$54,255
Provision for loan losses	1,350	--	1,350	4,125	--	4,125
Non-interest income	7,610	139	7,471	22,503	1,008	21,495
Non-interest expense	13,320	--	13,320	37,980	--	37,980
Provision for income taxes	3,555	23	3,578	11,144	(126)	11,018
Net income	$ 7,317	$ (44)	$ 7,361	$22,860	$ 233	$22,627

	Three Months Ended September 30, 2006			Nine Months Ended September 30, 2006
	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded	As Reported	Effect of Hedge Accounting Entries Recorded	Excluding Hedge Accounting Entries Recorded

Net interest income	$17,865	$ (417)	$18,282	$51,620	$ (1,401)	$53,021
Provision for loan losses	1,350	--	1,350	4,100	--	4,100
Non-interest income	7,090	537	6,553	21,654	1,019	20,635
Non-interest expense	12,288	--	12,288	36,153	--	36,153
Provision for income taxes	3,287	(42)	3,245	10,271	134	10,405
Net income	$ 8,030	$ 78	$ 7,952	$22,750	$ (248)	$22,998

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Selected Financial Data and Non-GAAP Reconciliation:
 (Dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share	Dollars (000)	Earnings Per Share
Reported Earnings	$7,317	$.54	$8,030	$.58	$22,860	$1.67	$22,750	$1.65

Amortization of deposit broker origination fees (net of taxes)	134.01		271.02		422.03		910.06

Net change in fair value of interest rate swaps and related deposits (net of taxes)	(90)	(.01)	(349)	(.02)	(655)	(.05)	(662)	(.05)

Earnings excluding impact of hedge accounting entries	$7,361	$.54	$7,952	$.58	$22,627	$1.65	$22,998	$1.66

NET INTEREST INCOME

Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the third quarter of 2007 was $17.9 million compared to $17.9 million for the third quarter of 2006. Net interest margin was 3.20% in the quarter ended September 30, 2007, compared to 3.44% in the same period in 2006, a decrease of 24 basis points. This decrease was partially caused by the reversal of interest income totaling $659,000 related to non-performing loans in the quarter ended September 30, 2007. This reduced the net interest margin by 12 basis points. Another factor that hurt net interest income in the three months ended September 30, 2007, was the increase in LIBOR interest rates in mid-August 2007 as a result of credit and liquidity concerns in financial markets. These LIBOR interest rates have been elevated approximately 30-40 basis points compared to historical averages versus the stated Federal Funds rate. The Company has interest rate swaps and other borrowings that are indexed to LIBOR, thereby causing increased funding costs that were not previously anticipated. These higher LIBOR interest rates have persisted to date in October 2007.

For the three months ended September 30, 2007, and 2006, interest income was reduced $659,000 and $92,000, respectively, due to the reversal of accrued interest on loans that were added to non-performing status during the quarter. For the nine months ended September 30, 2007, and 2006, interest income was reduced $1.2 million and $507,000, respectively, due to the reversal of accrued interest on loans that were added to non-performing status during the period. Partially offsetting this, the Company collected interest that was previously charged off in the amount of $76,000 and $42,000 in the three months ended September 30, 2007 and 2006, respectively, and $183,000 and $149,000 in the nine months ended September 30, 2007 and 2006, respectively. For the three months ended September 30, 2007, compared to the same period in 2006, the average balance of investment securities increased by approximately $45 million due to the purchase of securities to pledge against increased public fund deposits and customer repurchase agreements. While the Company earned a positive spread on these securities, it was much smaller than the Company's overall net interest spread, having the effect of increasing net interest income but decreasing net interest margin.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the third quarter of 2007 decreased $144,000 to $18.1 million compared to $18.3 million for the third quarter of 2006. Net interest margin excluding the effects of the accounting change was 3.23% in the quarter ended September 30, 2007, compared to 3.52% in the quarter ended September 30, 2006.

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Including the impact of the accounting entries recorded for certain interest rate swaps, net interest income for the first nine months of 2007 increased $2.0 million to $53.6 million compared to $51.6 million for the first nine months of 2006. Net interest margin was 3.28% in the nine months ended September 30, 2007, compared to 3.39% in the same period in 2006, a decrease of 11 basis points.

Excluding the impact of the accounting entries recorded for certain interest rate swaps, economically, net interest income for the first nine months of 2007 increased $1.3 million to $54.3 million compared to $53.0 million for the first nine months of 2006. Net interest margin excluding the effects of the accounting change was 3.32% in the nine months ended September 30, 2007, compared to 3.48% in the nine months ended September 30, 2006.

Non-GAAP Reconciliation:
 (Dollars in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
	Dollars (000)%		Dollars (000)%		Dollars (000)%		Dollars (000)%
Net Interest Income/ Margin	$17,932	3.20%	$17,865	3.44%	$53,606	3.28%	$51,620	3.39%

Amortization of deposit broker
origination fees	206.03		417.08		649.04		1,401.09

Net interest income/margin excluding
impact of hedge accounting entries	$18,138	3.23%	$18,282	3.52%	$54,255	3.32%	$53,021	3.48%

For additional information on net interest income components, refer to "Average Balances, Interest Rates and Yields" table in this release. This table is prepared including the impact of the accounting changes for interest rate swaps.

NON-INTEREST INCOME

Non-interest income for the third quarter of 2007 was $7.6 million compared with $7.1 million for the third quarter of 2006. The $520,000 increase in non-interest income was primarily the result of higher revenue from commissions. Service charges on deposit accounts and ATM fees were flat compared to the same period in 2006. Third quarter 2007 commission income from the Company's travel, insurance and investment divisions increased $446,000, or 22%, compared to the same period in 2006. This increase was primarily in the travel division as a result of the acquisition of a St. Louis travel agency in the first quarter of 2007 and internal growth. Other income increased $183,000 in the third quarter 2007 compared to the same period in 2006 due to the net benefit realized on federal historic tax credits utilized by the Company to date in 2007. The Company expects to utilize federal historic tax credits in the future; however, the timing and amount of these credits will vary depending upon availability of the credits and ability of the Company to utilize the credits. Non-interest income increased $157,000 in the three months ended September 30, 2007, and increased $438,000 in the three months ended September 30, 2006, as a result of the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits.

Non-interest income for the first nine months of 2007 was $22.5 million compared with $21.7 million for the first nine months of 2006. The $849,000 increase in non-interest income was primarily the result of higher revenue from commissions and deposit account charges, partially offset by lower fees on loans. For the nine months ended September 30, 2007, service charges on deposit accounts and ATM fees increased $411,000, or 4%,

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compared to the same period in 2006. During the first nine months of 2007 commission income from the Company's travel, insurance and investment divisions increased $652,000, or 9%, compared to the same period in 2006. This increase was primarily in the travel division as a result of the acquisition of a St. Louis travel agency in the first quarter of 2007 and internal growth. Increasing non-interest income in the 2006 period was the early repayment of five unrelated loans that triggered total prepayment fees of $532,000 in the nine months ended September 30, 2006. Total late charges and fees on loans decreased $539,000 in the nine months ended September 30, 2007, compared to the same period in 2006. Although the Company does receive prepayment fees from time to time, it is difficult to forecast when and in what amounts these fees will be collected. Non-interest income increased $843,000 in the nine months ended September 30, 2007, and increased $721,000 in the nine months ended September 30, 2006, as a result of the change in the fair value of certain interest rate swaps and the related change in fair value of hedged deposits.

NON-INTEREST EXPENSE

Non-interest expense for the third quarter of 2007 was $13.3 million compared with $12.3 million for the third quarter of 2006. The Company's efficiency ratio for the quarter ended September 30, 2007, was 52.15% compared to 49.24% in the same quarter in 2006. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the third quarter of 2007 was 52.01% compared to 49.48% in the same period in 2006. The Company's ratio of non-interest expense to average assets increased from 2.21% for the three months ended September 30, 2006, to 2.24% for the three months ended September 30, 2007. As discussed in previous communications from the Company, changes were made to the Company's retirement plans in 2006. These changes resulted in a decrease of $157,000 in expenses in the third quarter of 2007 compared to the same quarter in 2006.

In 2007, the Federal Deposit Insurance Corporation (FDIC) began to once again assess insurance premiums on insured institutions. Under the new pricing system, institutions in all risk categories, even the best rated, are charged an FDIC premium. Great Southern received a deposit insurance credit as a result of premiums previously paid. The Company's credit offset assessed premiums for the first half of 2007, but premiums were owed by the Company in the latter half of 2007. The Company incurred additional insurance expense of $243,000 related to this in the third quarter of 2007, and the Company expects a similar expense in subsequent quarters.

Non-interest expense for the first nine months of 2007 was $38.0 million compared with $36.2 million for the first nine months of 2006, or an increase of 5.1%. The Company's efficiency ratio for the nine months ended September 30, 2007, was 49.90% compared to 49.34% in the same period in 2006. These efficiency ratios include the impact of the hedge accounting entries for certain interest rate swaps. Excluding the effects of these entries, the efficiency ratio for the first nine months of 2007 was 50.14% compared to 49.08% in the same period in 2006. The Company's ratio of non-interest expense to average assets decreased from 2.21% for the nine months ended September 30, 2006, to 2.16% for the nine months ended September 30, 2007. The changes made to the Company's retirement plans in 2006 resulted in a decrease of $574,000 in expenses in the first nine months of 2007 compared to the same period in 2006.

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Non-GAAP Reconciliation:
 (Dollars in thousands)

	Three Months Ended September 30,
	2007			2006
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$13,320	$25,542	52.15%	$12,288	$24,955	49.24%

Amortization of deposit broker
origination fees	--	206	(.42)	--	417	(.81)

Net change in fair value of interest
rate swaps and related deposits	--	(139)	.28	--	(537)	1.05
Efficiency ratio excluding impact
of hedge accounting entries	$13,320	$25,609	52.01%	$12,288	$24,835	49.48%

* Net interest income plus non-interest income.

	Nine Months Ended September 30,
	2007			2006
	Non-Interest Expense (000)	Revenue Dollars* (000)%		Non-Interest Expense (000)	Revenue Dollars* (000)%
Efficiency Ratio	$37,980	$76,109	49.90%	$36,153	$73,274	49.34%

Amortization of deposit broker
origination fees	--	649	(.43)	--	1,401	(.95)

Net change in fair value of interest
rate swaps and related deposits	--	(1,008)	.67	--	(1,019)	.69
Efficiency ratio excluding impact
of hedge accounting entries	$37,980	$75,750	50.14%	$36,153	$73,656	49.08%

* Net interest income plus non-interest income.

In addition to the deposit insurance expense noted previously, the Company's increase in non-interest expense in the third quarter of 2007 compared to the same period in 2006 related to the continued growth of the Company. During the third quarter of 2006, Great Southern completed its acquisition of a travel agency in Columbia, Mo., and opened banking centers in Lee's Summit, Mo. and Ozark, Mo. In March 2007, Great Southern acquired a travel agency in St. Louis, Mo., and in June 2007, opened a banking center in Springfield, Mo. As a result, in the three months ended September 30, 2007, compared to the three months ended September 30, 2006, non-interest expenses increased $589,000 related to the ongoing operations of these entities. For the nine months ended September 30, 2007, compared to the nine months ended September 30, 2006, expenses for these offices increased $1.6 million.

INCOME TAXES

For the three months ended September 30, 2007, the Company's effective tax rate was 32.7%. For the nine months ended September 30, 2007, the Company's effective tax rate was 32.8%.

ASSET QUALITY

As a result of continued growth in the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower's circumstances, the level of non-performing assets

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will fluctuate. Non-performing assets at September 30, 2007, were $50.2 million, up $25.2 million from December 31, 2006, and up $15.0 million from June 30, 2007. Non-performing assets as a percentage of total assets were 2.10% at September 30, 2007. Compared to December 31, 2006, non-performing loans increased $14.1 million to $34.4 million while foreclosed assets increased $11.1 million to $15.9 million. Compared to June 30, 2007, non-performing loans increased $5.1 million while foreclosed assets increased $9.9 million. Commercial real estate, construction and business loans comprised $32.3 million, or 94%, of the total $34.4 million of non-performing loans at September 30, 2007. The increase in non-performing loans during the quarter ended September 30, 2007, was primarily due to the addition of two loan relationships to the Non-performing Loans category:

    A $9.4 million loan relationship, which is primarily secured by a condominium and retail historic rehabilitation development in St. Louis, Mo. Upon completion of the project, the Company expects to reduce the balance of this relationship by $3.0 million through the use of tax credits available on the project.
    A $1.3 million loan relationship, which is secured by a restaurant building in northwest Arkansas.

Other increases in non-performing loans during the nine months ended September 30, 2007, were primarily due to the addition of three loan relationships listed below:

    A $5.4 million loan relationship, which was described in the March 31, 2007, Quarterly Report on Form 10-Q. During the quarter ended September 30, 2007, the $5.4 million relationship was reduced $2.0 million through the transfer of $1.5 million of the relationship to foreclosed assets. At the time of the transfer, there was no charge off against the allowance for loan losses. In addition, the Company received another $500,000 in payments from the sale of some of the collateral by the borrower.
    A $4.6 million loan relationship, described in the June 30, 2007, Quarterly Report on Form 10-Q.
    A $1.5 million loan relationship, which was described in the June 30, 2007, Quarterly Report on Form 10-Q. During the quarter ended September 30, 2007, the loans in this relationship were transferred to foreclosed assets. At the time of the transfer, this relationship was reduced by $538,000 through a charge off against the allowance for loan losses.

During the three months ended September 30, 2007, due to changes in certain loan relationships, non-performing loans were reduced by a total of $5.7 million as described below:

    A $2.9 million reduction due to the transfer of one relationship to foreclosed real estate. At the time of the transfer, this relationship was reduced by $239,000 through a charge off against the allowance for loan losses. This relationship was primarily secured by a motel located in the State of Illinois.
    A $1.3 million reduction due to the transfer of a portion of one relationship to foreclosed real estate. At the time of the transfer, this relationship was reduced by $263,000 through a charge off against the allowance for loan losses. This relationship, which totaled $3.5 million at June 30, 2007, is secured by developed and undeveloped residential subdivisions, houses under construction and houses used as rental property near Branson, Missouri.
    A $1.5 million reduction due to the transfer of a portion of one relationship back to performing status due to performance. This is part of a $4.9 million relationship, which was included in non-performing loans at June 30, 2007, and is secured by two nursing homes in Missouri. The loan related to one of these nursing homes remains in non-performing status at this time, although the balance has been reduced through cash flow from the entity.

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At September 30, 2007, seven significant loan relationships accounted for $25.1 million of the total non-performing loan balance of $34.4 million. In addition to the four relationships noted above, three other loan relationships were previously included in Non-performing Loans and remained there at September 30, 2007. These relationships are described more fully in the December 31, 2006, Annual Report on Form 10-K, and in previous Quarterly Reports on Form 10-Q.

Net charge-offs for the three and nine months ended September 30, 2007, were $1.9 million and $4.3 million, respectively, as compared to $759,000 and $2.5 million for the three and nine months ended September 30, 2006, respectively. Charge-offs for the nine months ended September 30, 2007, totaled $2.5 million for seven separate relationships which were transferred to foreclosed assets and totaled $448,000 for four separate relationships which were included in non-performing loans. The increases in charge-offs and foreclosed assets were due to general market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects. As properties were transferred into foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate. The Company's allowance for loan losses was $26.1 million at September 30, 2007. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions. If economic conditions continue to deteriorate significantly, it is possible that additional assets could be classified as non-performing, and accordingly, additional provisions for losses could be required.

Potential problem loans increased $9.0 million during the nine months ended September 30, 2007, from $13.6 million at December 31, 2006, to $22.6 million at September 30, 2007. Potential problem loans decreased $4.4 million during the three months ended September 30, 2007. Potential problem loans are loans which management has identified as having possible credit problems that may cause the borrowers difficulty in complying with current repayment terms. These loans are not reflected in the non-performing assets. During the three months ended September 30, 2007, Potential Problem Loans decreased primarily due to the transfer of three unrelated relationships totaling $11.4 million to the non-performing loans category. These decreases in potential problem loans were partially offset by the addition of two unrelated relationships totaling $8.6 million which were added to the Potential Problem Loans category in the third quarter of 2007.

Foreclosed assets increased $11.1 million during the nine months ended September 30, 2007, from $4.8 million at December 31, 2006, to $15.9 million at September 30, 2007, and increased $9.9 million during the three months ended September 30, 2007. During the three months ended September 30, 2007, foreclosed assets increased primarily due to the addition of five separate relationships to the foreclosed assets category. Two relationships involve residential developments in the Branson, Mo., area. One relationship is a residential and commercial development in the Branson, Mo., area. One relationship consists of residential developments in Northwest Arkansas. One relationship is a motel located in the State of Illinois.

BUSINESS INITIATIVES

The Company continued its focus on core deposit acquisition. In the third quarter of 2007, the Company launched a new and improved Web site, which provides retail customers the opportunity to open certain depository accounts online. This new channel allows the Company to broaden its marketing reach significantly in the Internet space and compete for deposits on a larger scale. Also, a Corporate Services representative was hired for the Kansas City metropolitan market to acquire commercial deposits in the area.

Construction began during the third quarter of 2007 on a new retail banking center on State Highway 248 in the fast-growing Branson, Mo., market. The office is expected to open for business in early 2008 and will be the Company's 39th banking center. In addition, the Company continues to actively look for potential retail sites in the Kansas City area and St. Louis area markets.

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The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol "GSBC". The last reported sale of GSBC stock in the quarter ended September 30, 2007, was at $24.84.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 38 banking centers and 180 ATMs in Missouri. The Company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., Columbia, Mo., and St. Louis. Visit www.greatsouthernbank.com for more information.

Forward-Looking Statements

When used in this press release, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company's ability to access cost-effective funding, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three and nine months ended September 30, 2007 and 2006 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	September 30, 2007	December 31, 2006
	(Dollars in thousands)
Total assets	$2,393,509	$2,240,308
Loans receivable, gross	1,791,047	1,698,302
Allowance for loan losses	26,112	26,258
Foreclosed assets, net	15,851	4,768
Available-for-sale securities, at fair value	398,951	344,192
Deposits	1,782,395	1,703,804
Total borrowings	401,690	325,900
Stockholders' equity	186,240	175,578
Non-performing assets	50,235	25,011

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2007	2006	2007	2006	2007
	(Dollars in thousands)
Selected Operating Data:
Interest income	$41,976	$39,204	$123,138	$110,629	$41,703
Interest expense	24,044	21,339	69,532	59,009	23,215
Net interest income	17,932	17,865	53,606	51,620	18,488
Provision for loan losses	1,350	1,350	4,125	4,100	1,425
Non-interest income	7,610	7,090	22,503	21,654	7,927
Non-interest expense	13,320	12,288	37,980	36,153	12,742
Provision for income taxes	3,555	3,287	11,144	10,271	4,041
Net income	$7,317	$8,030	$22,860	$22,750	$8,207

	At or For The Three Months Ended September 30,		At or For The Nine Months Ended September 30,		At or For The Three Months Ended June 30,
	2007	2006	2007	2006	2007
Per Common Share:
Net income (fully diluted)	$.54	$.58	$1.67	$1.65	$.60
Book value	$13.79	$12.38	$13.79	$12.38	$13.37

Earnings Performance Ratios:
Annualized return on average assets	1.24%	1.46%	1.31%	1.39%	1.40%
Annualized return on average stockholders' equity	15.75%	19.36%	16.57%	18.65%	17.73%
Net interest margin	3.20%	3.44%	3.28%	3.39%	3.36%
Average interest rate spread	2.66%	2.81%	2.74%	2.84%	2.82%
Efficiency ratio	52.15%	49.24%	49.90%	49.34%	48.24%
Non-interest expense to average total assets	2.24%	2.21%	2.16%	2.21%	2.17%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.45%	1.55%	1.45%	1.55%	1.50%
Non-performing assets to period-end assets	2.10%	1.28%	2.10%	1.28%	1.48%
Non-performing loans to period-end loans	1.92%	1.57%	1.92%	1.57%	1.65%
Annualized net charge-offs to average loans	.43%	.18%	.32%	.21%	.36%

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                       GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          (In thousands, except number of shares)

                                                                            September 30,   December 31,         June 30,
                                                                                2007           2006                2007
                                                                           -------------   ------------        ------------
                                                                             (Unaudited)                        (Unaudited)
ASSETS
Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    96,433    $   132,100           $    92,370
Interest-bearing deposits in other financial institutions. . . . . . . . .        24,503          1,050                 6,383
                                                                              ----------     ----------            ----------
        Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . .       120,936        133,150                98,753
Available-for-sale securities. . . . . . . . . . . . . . . . . . . . . . .       398,951        344,192               446,547
Held-to-maturity securities (fair value $1,509 - September 2007;
   $1,565 - December 2006)   . . . . . . . . . . . . . . . . . . . . . . .         1,420          1,470                 1,420
Mortgage loans held for sale . . . . . . . . . . . . . . . . . . . . . . .         7,267          2,574                 3,390
Loans receivable, net of allowance for loan losses of
   $26,112 - September 2007; $26,258 - December 2006 . . . . . . . . . . .     1,764,935      1,672,044             1,749,935
Interest receivable. . . . . . . . . . . . . . . . . . . . . . . . . . . .        15,874         13,587                14,996
Prepaid expenses and other assets. . . . . . . . . . . . . . . . . . . . .        13,860         15,554                16,554
Foreclosed assets held for sale, net . . . . . . . . . . . . . . . . . . .        15,851          4,768                 5,949
Premises and equipment, net  . . . . . . . . . . . . . . . . . . . . . . .        27,330         26,417                27,513
Goodwill and other intangible assets . . . . . . . . . . . . . . . . . . .         1,968          1,395                 2,026
Investment in Federal Home Loan Bank stock . . . . . . . . . . . . . . . .        11,541         10,479                 9,481
Refundable income taxes  . . . . . . . . . . . . . . . . . . . . . . . . .         2,855          2,306                   476
Deferred income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .        10,721         12,372                13,871
                                                                               ---------      ---------            ----------
        Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 2,393,509    $ 2,240,308           $ 2,390,911
                                                                              ==========     ==========            ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 1,782,395    $ 1,703,804           $ 1,839,970
Federal Home Loan Bank advances. . . . . . . . . . . . . . . . . . . . . .       194,073        179,170               129,275
Short-term borrowings. . . . . . . . . . . . . . . . . . . . . . . . . . .       176,688        120,956               189,214
Subordinated debentures issued to capital trust. . . . . . . . . . . . . .        30,929         25,774                25,774
Accrued interest payable . . . . . . . . . . . . . . . . . . . . . . . . .         6,201          5,810                 5,786
Advances from borrowers for taxes and insurance. . . . . . . . . . . . . .         1,252            388                   881
Accounts payable and accrued expenses. . . . . . . . . . . . . . . . . . .        15,731         28,828                18,447
                                                                               ---------      ---------            ----------
        Total Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .     2,207,269      2,064,730             2,209,347
                                                                               ---------      ---------            ----------

Stockholders' Equity:
Capital stock
  Serial preferred stock, $.01 par value;
    authorized 1,000,000 shares; none issued . . . . . . . . . . . . . . .            --             --                    --
  Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2007 - 13,504,551 shares; December 2006 -
    13,676,965 shares. . . . . . . . . . . . . . . . . . . . . . . . . . .           135            137                   136
Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . .        19,202         18,481                18,945
Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       169,445        158,780               166,578
Accumulated other comprehensive income (loss). . . . . . . . . . . . . . .        (2,542)        (1,820)               (4,095)
                                                                               ---------      ---------            ----------
        Total Stockholders' Equity . . . . . . . . . . . . . . . . . . . .       186,240        175,578               181,564
                                                                               ---------      ---------            ----------
        Total Liabilities and Stockholders' Equity . . . . . . . . . . . .   $ 2,393,509    $ 2,240,308           $ 2,390,911
                                                                              ==========     ==========            ==========

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

                                                                       THREE MONTHS ENDED                   NINE MONTHS ENDED            THREE MONTHS ENDED
                                                                           September 30,                      September 30,                   June 30,
                                                                       2007           2006                 2007          2006                   2007
                                                                   -----------    -----------          -----------   -----------            -----------
                                                                           (Unaudited)                         (Unaudited)                  (Unaudited)

INTEREST INCOME
  Loans                                                               $ 36,636       $ 34,905             $107,477      $ 97,620             $ 36,163
  Investment securities and other                                        5,340          4,299               15,661        13,009                5,540
                                                                       -------        -------              -------       -------              -------
    TOTAL INTEREST INCOME                                               41,976         39,204              123,138       110,629               41,703
                                                                       -------        -------              -------       -------              -------
INTEREST EXPENSE
  Deposits                                                              19,867         17,814               57,489        47,593               19,395
  Federal Home Loan Bank advances                                        1,738          1,854                5,065         6,238                1,464
  Short-term borrowings                                                  1,917          1,320                5,576         4,225                1,916
  Subordinated debentures issued to capital trust                          522            351                1,402           953                  440
                                                                       -------        -------              -------       -------              -------
    TOTAL INTEREST EXPENSE                                              24,044         21,339               69,532        59,009               23,215
                                                                       -------        -------              -------       -------              -------
NET INTEREST INCOME                                                     17,932         17,865               53,606        51,620               18,488
PROVISION FOR LOAN LOSSES                                                1,350          1,350                4,125         4,100                1,425
                                                                       -------        -------              -------       -------              -------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                     16,582         16,515               49,481        47,520               17,063
                                                                       -------        -------              -------       -------              -------
NON-INTEREST INCOME
  Commissions                                                            2,435          1,989                7,665         7,013                2,751
  Service charges and ATM fees                                           3,817          3,826               11,270        10,859                3,950
  Net realized gains on sales of loans                                     247            233                  682           707                  260
  Net realized gains (losses) on sales of
    available-for-sale securities                                            4             28                    4            (2)                  --
  Net gain (loss) on sales of fixed assets                                  11              9                   35           165                   14
  Late charges and fees on loans                                           370            275                  752         1,291                  219
  Change in interest rate swap fair value net of change
   in hedged deposit fair value                                            157            438                  843           721                  389
  Other income                                                             569            292                1,252           900                  344
                                                                       -------        -------              -------       -------              -------
    TOTAL NON-INTEREST INCOME                                            7,610          7,090               22,503        21,654                7,927
                                                                       -------        -------              -------       -------              -------
NON-INTEREST EXPENSE
  Salaries and employee benefits                                         7,744          7,297               22,373        21,447                7,493
  Net occupancy and equipment expense                                    1,971          1,864                5,844         5,683                1,931
  Postage                                                                  552            554                1,670         1,634                  586
  Insurance                                                                537            223                  984           658                  227
  Advertising                                                              355            251                1,063           776                  461
  Office supplies and printing                                             187            264                  659           692                  239
  Telephone                                                                339            381                1,006         1,037                  332
  Legal, audit and other professional fees                                 285            297                  867           866                  333
  Expense (income) on foreclosed assets                                    125             89                  275           110                   36
  Other operating expenses                                               1,225          1,068                3,239         3,250                1,104
                                                                       -------        -------              -------       -------              -------
    TOTAL NON-INTEREST EXPENSE                                          13,320         12,288               37,980        36,153               12,742
                                                                       -------        -------              -------       -------              -------
INCOME BEFORE INCOME TAXES                                              10,872         11,317               34,004        33,021               12,248
PROVISION FOR INCOME TAXES                                               3,555          3,287               11,144        10,271                4,041
                                                                       -------        -------              -------       -------              -------
NET INCOME                                                            $  7,317       $  8,030             $ 22,860      $ 22,750              $ 8,207
                                                                       =======        =======              =======       =======              =======
BASIC EARNINGS PER COMMON SHARE                                         $.54           $.59                 $1.68         $1.66                  $.60
                                                                         ===            ===                  ====          ====                  ====
DILUTED EARNINGS PER COMMON SHARE                                       $.54           $.58                 $1.67         $1.65                  $.60
                                                                         ===            ===                  ====          ====                  ====
DIVIDENDS DECLARED PER COMMON SHARE                                     $.17           $.15                  $.50          $.44                  $.17
                                                                         ===            ===                  ====          ====                  ====

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Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $990,000 and $757,000 for the three months ended September 30, 2007 and 2006, respectively. Fees included in interest income were $2.4 million and $2.1 million for the nine months ended September 30, 2007 and 2006, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$ 182,645	$ 3,239	7.04%	$ 177,044	$ 3,039	6.81%
Other residential	80,371	1,722	8.50	76,794	1,583	8.18
Commercial real estate	449,170	9,340	8.25	479,374	10,184	8.43
Construction	696,754	14,624	8.33	601,888	13,331	8.79
Commercial business	177,655	3,783	8.45	115,103	2,483	8.56
Other loans	153,184	2,932	7.59	141,814	2,710	7.58
Industrial revenue bonds	58,021	996	6.81	86,610	1,575	7.21

Total loans receivable	1,797,800	36,636	8.08	1,678,627	34,905	8.25

Investment securities and other interest-earning assets	427,076	5,340	4.96	382,957	4,299	4.45

Total interest-earning assets	2,224,876	41,976	7.49	2,061,584	39,204	7.54
Non-interest-earning assets:
Cash and cash equivalents	82,280			98,693
Other non-earning assets	53,502			42,958
Total assets	$2,360,658			$2,203,235

Interest-bearing liabilities:
Interest-bearing demand and savings	$ 490,898	4,340	3.51	$ 412,475	3,191	3.07
Time deposits	1,140,326	15,527	5.40	1,075,292	14,623	5.40
Total deposits	1,631,224	19,867	4.83	1,487,767	17,814	4.75
Short-term borrowings	173,999	1,917	4.37	114,088	1,320	4.59
Subordinated debentures issued to capital trust	30,335	522	6.83	17,768	351	7.84
FHLB advances	141,552	1,738	4.87	168,721	1,854	4.36

Total interest-bearing Liabilities	1,977,110	24,044	4.82	1,788,344	21,339	4.73
Non-interest-bearing liabilities:
Demand deposits	167,290			200,712
Other liabilities	30,381			48,253
Total liabilities	2,174,781			2,037,309
Stockholders' equity	185,877			165,926
Total liabilities and stockholders' equity	$2,360,658			$2,203,235

Net interest income:
Interest rate spread		$17,932	2.66%		$17,865	2.81%
Net interest margin*			3.20%			3.44%
Average interest-earning assets
to average interest-bearing
liabilities	112.5%			115.3%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.

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	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$ 177,431	$ 9,356	7.05%	$ 176,781	$ 8,913	6.74%
Other residential	80,874	5,195	8.59	89,878	5,493	8.17
Commercial real estate	452,512	28,449	8.41	467,178	28,071	8.03
Construction	673,304	42,562	8.45	579,724	36,404	8.40
Commercial business	167,900	10,588	8.43	109,272	6,918	8.46
Other loans	148,732	8,445	7.59	140,037	7,799	7.45
Industrial revenue bonds	56,502	2,882	6.82	75,853	4,022	7.09

Total loans receivable	1,757,255	107,477	8.18	1,638,723	97,620	7.96

Investment securities and other interest-earning assets	430,378	15,661	4.87	399,963	13,009	4.35

Total interest-earning assets	2,187,633	123,138	7.53	2,038,686	110,629	7.26
Non-interest-earning assets:
Cash and cash equivalents	88,270			98,990
Other non-earning assets	47,974			40,921
Total assets	$2,323,877			$2,178,597

Interest-bearing liabilities:
Interest-bearing demand and savings	$ 470,413	12,076	3.43	$ 427,998	9,469	2.96
Time deposits	1,137,975	45,413	5.34	1,015,550	38,124	5.02
Total deposits	1,608,388	57,489	4.78	1,443,548	47,593	4.41
Short-term borrowings	167,630	5,576	4.45	131,468	4,225	4.30
Subordinated debentures issued to capital trust	27,311	1,402	6.86	17,847	953	7.14
FHLB advances	137,274	5,065	4.93	192,422	6,238	4.33

Total interest-bearing liabilities	1,940,603	69,532	4.79	1,785,285	59,009	4.42
Non-interest-bearing liabilities:
Demand deposits	171,230			191,073
Other liabilities	28,146			39,614
Total liabilities	2,139,979			2,015,972
Stockholders' equity	183,898			162,625
Total liabilities and stockholders' equity	$2,323,877			$2,178,597

Net interest income:
Interest rate spread		$53,606	2.74%		$51,620	2.84%
Net interest margin*			3.28%			3.39%
Average interest-earning assets to average interest-bearing liabilities	112.7%			114.2%

_______________
*Defined as the Company's net interest income divided by total interest-earning assets.